
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                    Ending
Class          Interest        Principal          Losses           Balance
A            1423548.87       1603741.12                0       287259221.22
OC                    0                0                0           10500000
P               3448.02                0                0                  0
R1                    0                0                0                  0
R2            408649.65                0                0                  0
S                100000                0                0                  0

